                                                                EXHIBIT C-3




                            SHARE PURCHASE AGREEMENT



                                     among



                          PHONETEL TECHNOLOGIES, INC.,


                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.


                                      and


                            ALL OF THE SHAREHOLDERS


                                       of


                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.



                               November 16, 1995

                                         TABLE OF CONTENTS
                                         -----------------

                                                                                               Page
                                                                                               ----
ARTICLE I
  PURCHASE AND SALE OF THE SHARES; THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . .    2

  1.1  Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  1.2  Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  1.3  Closing Price Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
  1.4  Delivery of Escrow Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
  1.5  Appointment of the Sellers' Representative . . . . . . . . . . . . . . . . . . . . . .    7
  1.6  The Closing    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  1.7  Deliveries by the Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
  1.8  Deliveries by the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
  1.9  Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  1.10 Post-Closing Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11


ARTICLE II
  REPRESENTATIONS AND WARRANTIES OF EACH SELLER . . . . . . . . . . . . . . . . . . . . . . .   12

  2.1  Authorization; Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . .   12
  2.2  Title to the Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
  2.3  Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . . .   14
  2.4  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15


ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF PCS AND SELLERS . . . . . . . . . . . . . . . . . . . . .   15

  3.1  Organization and Standing; [Subsidiaries]  . . . . . . . . . . . . . . . . . . . . . .   16
  3.2  Organizational Documents and Corporate Records . . . . . . . . . . . . . . . . . . . .   16
  3.3  Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  3.4  PCS Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  3.5  Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  3.6  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
  3.7  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  3.8  Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  3.9  Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  3.10 Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . .   24
  3.11 Properties and Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  3.12 Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  3.13 Compliance with Laws and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

  3.14 Litigation and Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  3.15 Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
  3.16 Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
  3.17 Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
  3.18 Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  3.19 Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  3.20 Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  3.21 Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
  3.22 Affiliate Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
  3.23 Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
  3.24 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  3.25 Prior Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  3.26 PCS Phones . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  3.27 Consents; Waivers; Assignments; Permits  . . . . . . . . . . . . . . . . . . . . . .   38


ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF THE BUYER . . . . . . . . . . . . . . . . . . . . . . .   38

  4.1  Organization and Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
  4.2  Authorization; Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . .   39
  4.3  Investment Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
  4.4  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40


ARTICLE V
  ADDITIONAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

  5.1  Transfer and Similar Taxes; Tax Returns  . . . . . . . . . . . . . . . . . . . . . .   40
  5.2  Further Assurances; Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . .   42
  5.3  Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .   43
  5.4  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
  5.5  Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
  5.6  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
  5.7  Forwarding of Payments Received  . . . . . . . . . . . . . . . . . . . . . . . . . .   46
  5.8  S Corporation Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
  5.9  Financial Updates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
  5.10 Interim Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

ARTICLE VI
  CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

  6.1  Conditions Precedent to Obligations of the Buyer . . . . . . . . . . . . . . . . . .   50
  6.2  Conditions Precedent to Obligations of the Sellers . . . . . . . . . . . . . . . . .   51


ARTICLE VII
  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

  7.1  Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . .   52
  7.2  Statements as Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
  7.3  Indemnification by the Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
  7.4  Indemnification by the Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
  7.5  Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
  7.6  General Indemnification Event  . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
  7.7  Tax Indemnification Event  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
  7.8  Indemnification Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
  7.9  Consideration Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65


ARTICLE VIII
  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65

  8.1  Consent to Service . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
  8.2  Parties in Interest; No Third Party Beneficiaries  . . . . . . . . . . . . . . . . .   66
  8.3  Exhibits and Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . .   67
  8.4  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
  8.5  Waiver of Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
  8.6  Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
  8.7  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
  8.8  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
  8.9  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
  8.10 Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
  8.11 Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70


ARTICLE IX
  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70

  9.1  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70



                            SHARE PURCHASE AGREEMENT
                            ------------------------
                 Share Purchase Agreement (the "Agreement"), dated November 16, 1995, among PhoneTel Technologies, Inc. (the "Buyer"), an Ohio corporation, Paramount Communications Systems, Inc. (together with all Subsidiaries thereof, "PCS"), a Florida corporation, and all of the shareholders of PCS (individually a "Seller," and collectively, the "Sellers"), whose names, addresses and holdings in PCS are set forth on Exhibit A hereto.
                 WHEREAS, PCS is engaged in the business of owning and operating microprocessor-based pay telephones and engaging in the installation and maintenance of pay telephones; and
                 WHEREAS, the Sellers are the beneficial and record owners of all of the issued and outstanding common shares (the "Common Shares"), $1.00 par value, of Paramount Communications Systems, Inc.; and
                 WHEREAS, the Buyer desires to purchase, and the Sellers desire to sell, all of such Common Shares, upon the terms and conditions set forth herein; and
                 NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                 PURCHASE AND SALE OF THE SHARES; THE CLOSING
                 --------------------------------------------
                 1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions hereof, at the Closing (as defined in Section 1.6 hereof) each of the Sellers will sell, assign, transfer and deliver to the Buyer, and the Buyer will accept and purchase from each of the Sellers, free and clear of all Encumbrances, the Shares. The number and percentage of outstanding Shares being sold by each of the Sellers is set forth opposite such Seller's name on Exhibit A hereto.
                 1.2      CONSIDERATION.
                          (a)  In connection with the aforementioned purchase,
the Buyer will provide the following consideration (the "Consideration"), subject to adjustment as provided for by Section 1.3 hereof:
                                  (i)  $9.45 million (the "Closing Payment"),
         subject to adjustment as provided in subsection (ii) below, paid either by bank check, cashier's check or wire transfer of immediately available funds;
                                  (ii)  Upon written request by the Sellers'
         Representative prior to the Closing, the amount set forth in subsection (i) above after adjustment in accordance with Section 1.3 hereof shall be reduced and one Buyer Share shall be substituted for each dollar of such reduction; and
                                  (iii)  $0.5 million (the "Escrow Amount")
         which shall be deposited into an escrow account with Stuart & Walker, P.A., as escrow agent (the "Escrow Agent"), simultaneously with the execution of this Agreement, to be held and disposed of by the Escrow Agent pursuant to the Escrow Agreement referred to in Section 1.9(a) hereof. In the event the Closing does not occur due to a material breach of this Agreement by Buyer, Sellers shall be entitled to receive the entire Escrow Amount, as liquidated damages, and shall have no other rights in respect of this Agreement.
                          (b)  The foregoing payments shall constitute the full
purchase price for the Shares. Any portion of the Escrow Amount paid to the Buyer shall be deemed a reduction in the purchase price required to be paid by the Buyer for the Shares.

                          (c)  Each of the Sellers shall be entitled to receive
such percentage of the payment made pursuant to subsection (a)(i) and (ii) of this Section 1, and shall have such percentage interest in the payment to the Escrow Agent made pursuant to subsection (a)(iii) of this Section 1 as is set forth opposite such Seller's name on Exhibit A hereto.
                 1.3 CLOSING PRICE ADJUSTMENT. (a) If the number of PCS Phones as of the Closing Date is greater than the PCS Phones Amount, the Consideration shall be increased by the product obtained by multiplying an amount to be mutually agreed upon by Buyer and the Sellers' Representative (which shall be between $2500 and $4000), by the excess of (i) the number of PCS Phones as of the Closing Date over (ii) the PCS Phones Amount. For purposes of this Section 1.3(a), PCS Phones added after November 16, 1995 shall be counted only to the extent approved by Buyer. If the amount to be paid for the additional phones is disputed, then $2,500 would be paid at Closing, and if the net to operator shows an average of $120 per month after ninety days, then an additional $1,500 would be paid.
                          (b)  If the number of PCS Phones as of the Closing
Date is less than the PCS Phones Amount, the

Consideration shall be decreased by the product obtained from multiplying $4,000 by the excess of (i) the PCS Phones Amount over (ii) the number of PCS Phones as of the Closing Date.
                          (c)  The Consideration shall be reduced by the
amount, if any, by which (x) the aggregate liabilities of PCS as of the Closing Date exceeds (y) the current assets of PCS as of the Closing Date (excluding any amounts payable pursuant to Section 5.11 hereof).
                          (d)  The Consideration shall be reduced by the amount
of all severance pay for the termination of any employees of PCS terminated by PCS within one business day after the Closing, consistent with past practice of PCS. Buyer shall notify Seller's Representative of the employees to be terminated within two days prior to the Closing.
                          (e)  As soon as practicable after the Closing Date,
the Buyer shall cause to be prepared and delivered to Sellers' Representative and the Escrow Agent a schedule (the "Adjustment Schedule") which shows, as of the Closing Date, each of the following items: (i) the current assets of PCS as of the Closing Date, (ii) all liabilities of PCS as of the Closing Date, (iii) the number of PCS Phones as of the Closing Date and (iv) the aggregate adjustments to Consideration as required by this Section 1.3.
                          (f)  Upon receipt of the Adjustment Schedule,
Sellers' Representative shall have the right during the succeeding 10 business day period to examine the Adjustment Schedule and all records used to prepare such Adjustment Schedule. Sellers' Representative shall notify the Buyer and the Escrow Agent in writing, on or before the last day of the 10 business day period, of any good faith objections to the Adjustment Schedule, setting forth a reasonably specific description of such objections and the dollar or other amount, as the case may be, of each objection.
                          (g)  If Sellers' Representative in good faith objects
to the Adjustment Schedule, Sellers' Representative and the Buyer shall attempt to resolve any such objections within 10 days of the Buyer's receipt of such objections. Upon such resolution, Buyer and Sellers' Representative shall notify the Escrow Agent and furnish instructions for the delivery of funds from the Escrow Account, and consistent with this Section 1.3. If the Buyer and Sellers' Representative are unable to resolve the matter within such 10 business day period, they shall jointly appoint a mutually acceptable firm of independent certified public accountants (or, if they cannot agree on a mutually acceptable firm, they shall cause their respective accounting firms to select such firm) within five days after the end of such 10 business day period, and shall notify the Escrow Agent of the identity of such firm. The fees of such independent certified public accountants shall be divided equally between the Buyer and the Sellers. Such firm's resolution of the dispute shall be conclusive and binding upon the Sellers and the Buyer.
                          (h)  The Adjustment Schedule shall be deemed complete
upon the earlier of (i) the eleventh (11th) day after the Buyer's delivery of the Adjustment Schedule to Sellers' Representative, unless prior to such day Sellers' Representative shall have notified the Buyer of a dispute in accordance with paragraph (f), and (ii) the resolution of all disputes, pursuant to paragraph (g). Within two business days following completion of the Adjustment Schedule as aforesaid, either
                                  (A)  Buyer shall pay Sellers, Pro Rata, the
         amount, if any, by which the Consideration (as adjusted) exceeds the amount paid at the Closing pursuant to Section 1.2(a); or

                                  (B)  Sellers shall pay to Buyer the amount,
         if any, by which the amount paid at the Closing pursuant to Section 1.2(a) exceeds the Consideration (as adjusted).
                 1.4 DELIVERY OF ESCROW AMOUNT. Delivery of the Escrow Amount by the Escrow Agent to the applicable parties shall be made pursuant to the terms of the Escrow Agreement.
                 1.5 APPOINTMENT OF THE SELLERS' REPRESENTATIVE. Each Seller hereby irrevocably appoints Albert J. Miniaci and Dominick F. Miniaci (either, the "Sellers' Representative") as such Seller's attorney-in-fact and representative, to do any and all things and to execute any and all documents in such Seller's name, place and stead in connection with this Agreement and the transactions contemplated hereby, including, without limitation, to accept on such Seller's behalf any amount payable to such Seller under this Agreement, to give or receive, on such Seller's behalf, any notice or instruction under this Agreement, or to amend, terminate or extend, or waive the terms of, this Agreement. The Buyer shall be entitled to rely, as being binding upon such Seller, upon any document or other writing executed by the Sellers' Representative, and the Buyer shall not be liable to any Seller for any action taken or omitted to be taken by the Buyer in reliance thereon.
                 1.6 THE CLOSING. Upon the terms and subject to the conditions contained in this Agreement, the Closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York on or prior to January 15, 1996, simultaneously with the execution of the other agreements, documents, instruments and writings executed and delivered pursuant hereto or in connection herewith (collectively, the "Other Documents"), and shall become effective as of January 1, 1996 (the "Closing Date"). Notwithstanding the prior sentence, the "Tax Closing Date" shall be the date on which the Closing occurs. At the Closing, the actions described in Sections 1.7, 1.8 and 1.9 hereof are being taken. All such actions shall be deemed to have occurred simultaneously.
                 1.7 DELIVERIES BY THE SELLERS. At the Closing, the Sellers are delivering to the Buyer (unless previously delivered) the following:
                          (a)  stock certificates representing the Shares,
accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer, with all necessary transfer tax and other revenue stamps affixed thereto;
                          (b)  a receipt for the payments provided for by
Sections 1.2(a)(i) and (ii) hereof;
                          (c)  a Certificate of Good Standing for Paramount
Communications Systems, Inc. from the Florida Secretary of State;
                          (d)  the resignations of all of the officers and
directors of PCS;
                          (e)  the stock books, stock ledgers and minute books
of PCS (all other records of PCS being located on the premises of PCS);
                          (f)  a certificate in substantially the form attached
hereto as Exhibit C, duly executed by each Seller, representing to the Buyer certain matters in connection with the Securities Act;
                          (g)  certified resolutions of the Board of Directors
of Paramount Communications Systems, Inc. approving this Agreement and the Other Documents and the transactions contemplated hereby and thereby;
                          (h)  all Permits required to be obtained before the
Buyer may legally operate PCS's businesses (which does not include a permit from the Public Service Commission of the State of Florida);

                          (i)  A certificate from an officer of Paramount
certifying that all representations and warranties contained in Article III are true and correct as of the Closing Date;
                          (j)  A certificate from each Seller certifying that
all representations and warranties contained in Article II are true and correct as of the Closing Date; and
                          (k)  all consents, assignments or waivers required to
be obtained in connection with the Contracts, in order for the Buyer to assume the operations and conduct the business of PCS without the breaching provisions of any Contract listed on Exhibit D hereto;
                          (l)  a Certificate of Non-Foreign Status, duly
executed by each Seller, in the form attached hereto as Exhibit D;
                          (m)  an executed Consulting and Non-Competition
Agreement between Buyer and Albert Miniaci, in the form attached hereto as Exhibit E (the "Consulting Agreement");
                          (n)  an executed Voting Agreement among Buyer and
each of the Sellers in the form attached hereto as Exhibit F (the "Voting Agreement"); and

                          (o)  an executed Registration Rights Agreement among
Buyer and each of the Sellers in the form attached hereto as Exhibit G (the "Registration Rights Agreement").
                 1.8 DELIVERIES BY THE BUYER. At the Closing, the Buyer is delivering (unless previously delivered) the following:
                          (a)  To the Sellers, the payments provided for in
Sections 1.2(a)(i) and (ii) hereof;
                          (b)  To the Sellers, a certificate evidencing the
good standing of the Buyer under the laws of the state of Ohio; and
                          (c)  To the Sellers, certified resolutions of the
Board of Directors of the Buyer approving this Agreement and the transactions contemplated hereby.
                          (d)  To the Sellers, an executed Voting Agreement;
                          (e)  To the Sellers, an executed Registration Rights
Agreement;
                          (f)  To Albert Miniaci, an executed Consulting
Agreement; and
                          (g)  To the Sellers, a certificate certifying that
all representations and warranties
contained in Article IV are true and correct as of the Closing Date.
                 1.9 ESCROW AGREEMENT. Simultaneously with the execution of this Agreement, the Sellers, the Buyer and the Escrow Agent will enter into the escrow agreement attached hereto as Exhibit E (the "Escrow Agreement"), pursuant to which the Escrow Amount will be held in escrow in order to satisfy claims of the Buyer and secure obligations of the Sellers.
                 1.10 POST-CLOSING PRICE ADJUSTMENT. Between sixty (60) and ninety (90) days following the Closing Date, all amounts owed by any of the parties pursuant to Sections 3.6, 3.7 and 3.8 hereof shall be paid by such owing party directly to the party owed and, in the case of any such amounts owed to Buyer, such amounts shall not be drawn from the Escrow Amount.

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF EACH SELLER
                ---------------------------------------------
                 Each Seller severally represents and warrants to the Buyer as follows:
                 2.1 AUTHORIZATION; BINDING OBLIGATION. Each of this Agreement and the Other Documents have been duly and validly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the Buyer, constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. Each Seller has the legal capacity and all requisite power and authority, whether corporate or otherwise, to execute and deliver this Agreement and the Other Documents and to consummate the transactions contemplated hereby and thereby and to perform such Seller's obligations hereunder and thereunder. Such execution, delivery and consummation has been duly and validly authorized by all necessary action on the part of such Seller, and, in the case of each Seller which is a trust, has also been duly and validly authorized by the trust and trustee of such trust, and no other corporate proceedings on the part of such Seller are necessary to authorize such execution, delivery and consummation. Except as set forth in
Section 1.5 hereof, no power of attorney has been granted by such Seller with respect to any matter relating to PCS or the Shares, or PCS's business, operations or assets.
                 2.2 TITLE TO THE SHARES. Immediately prior to the Closing, each Seller was the record and beneficial owner of, and had good and marketable title to, the number of Shares set forth next to each such Seller's name on Exhibit A hereto, free and clear of all Encumbrances other than those set forth on Schedule 2.2 of the Disclosure Schedule. Except as set forth on
Schedule 2.2 of the Disclosure Schedule, (i) such Shares are not subject to any restrictions on transferability other than those imposed by the Securities Act and applicable state securities laws and (ii) there are no options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire Shares from such Seller pursuant to which such Seller may be obligated to sell or transfer any of such Shares. At the Closing, the Buyer is acquiring good and marketable title to such Shares, free and clear of all Encumbrances.
                 2.3 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth on Schedule 2.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Other Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof, will (a) in the case of each Seller which is a trust, conflict with any provision of the Indenture (or other similar organizational documents) of such Seller, (b) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, or any other action by, any Governmental Authority by such Seller, (c) violate any Law of any Governmental Authority which may be applicable to such Seller, or by which any of such Seller's businesses, properties or assets (including, without limitation, such Seller's Common Shares) may be bound or affected or (d) violate, breach, or conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to pay or result in the imposition of any Encumbrance upon any of the property (including, without limitation, such Seller's Common Shares)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Encumbrance, Contract, Permit, Order, or other instrument or obligation to which such Seller is a party or by which any of such Seller's businesses, properties or assets (including, without limitation, such Seller's Common Shares) may be bound or affected.
                 2.4 BROKERS. Neither the Buyer nor PCS has or will have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the Other Documents, or the transactions contemplated hereby or thereby, by reason of any action taken by or on behalf of such Seller..

                                 ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF PCS AND SELLERS
              -------------------------------------------------
                 PCS and the Sellers jointly and severally represent and warrant to the Buyer as follows:
                 3.1 ORGANIZATION AND STANDING; SUBSIDIARIES. Paramount Communications Systems, Inc. ("Paramount") is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Paramount has no subsidiaries. PCS has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, operates and leases and to carry on its business and operations as currently and heretofore conducted. PCS is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which (i) the character or location of the properties and assets PCS owns, leases or operates, (ii) the conduct of PCS's business and operations as currently and heretofore conducted or (iii) any other circumstance makes such qualification necessary.

                 3.2      ORGANIZATIONAL DOCUMENTS AND CORPORATE RECORDS.
                          (a)   Either the Sellers or PCS have heretofore
delivered to the Buyer complete and correct copies, with all amendments thereto, of the Certificate of Incorporation, Articles of Incorporation and By-laws of PCS, as currently in effect. The minute books of PCS have been made available to the Buyer for its inspection, and such minute books contain complete and correct records of all meetings, and consents in lieu of a meeting, of PCS's Board of Directors (and any committees thereof) and its shareholders since PCS's incorporation, and accurately reflect all transactions referred to therein. The stock books and ledgers of PCS have been made available to the Buyer for its inspection, and such books and ledgers are complete and correct in all respects.
                          (b)    Either the Sellers or PCS have made available
to the Buyer all accounting, corporate and financial books and records (the "Accounting Books and Records") which relate to the business of PCS. Such books and records are true, accurate and complete, have been maintained on a basis consistent with past practice and GAAP (except that records for internal use only may not be in accordance with GAAP), and fairly reflect the basis for PCS's financial condition and results of operations as set forth in the Audited Financial Statements.
                 3.3 AUTHORIZATION. PCS has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Documents and to consummate the transactions contemplated hereby and thereby. All corporate proceedings on the part of PCS which are necessary to execute, deliver and perform this Agreement and the Other Documents and to consummate the transactions contemplated hereby and thereby have been duly authorized and taken. This Agreement and the Other Documents have been duly and validly executed by PCS, and constitute valid and binding obligations of PCS, enforceable against PCS in accordance with their terms. No power of attorney has been granted and is currently in force by PCS with respect to any matter relating to PCS or PCS's business, operations or assets.

                 3.4 PCS CAPITALIZATION. The authorized capital stock of PCS consists of 100 Common Shares, $1.00 par value, all of which are issued and outstanding and owned by the Sellers as set forth on Exhibit A hereto. PCS has no other class of capital stock authorized or outstanding. None of PCS's shares of capital stock have been reserved for any purpose. All of the Shares are duly authorized and validly issued, fully paid, nonassessable and were not issued in violation of any preemptive rights. There are no (i) options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from PCS shares of capital stock of any class,
(ii) outstanding securities of PCS that are convertible into or exchangeable or exercisable for shares of any class of capital stock of PCS, (iii) options, warrants or other rights to purchase from PCS any such convertible or exchangeable securities, or (iv) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of PCS, any options, warrants or rights, pursuant to which, in any of the foregoing cases, PCS is or would be subject or bound.
                 3.5 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement and the Other Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof, will (a) conflict with any provision of the Articles of Incorporation or By-laws (or other similar organizational documents) of PCS, (b) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, or any other action by, any Governmental Authority by PCS, except for filings required to transfer rights under the Permits, which filings have been, or will be prior to Closing, made,
(c) violate any Law of any Governmental Authority applicable to PCS, or by which any of PCS's business, properties or assets may be bound or affected or
(d) violate, breach, or conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to pay or result in the imposition of any Encumbrance upon any of the property) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Encumbrance, Contract, Permit, Order, or other instrument or obligation to which PCS is a party or by which any of PCS's business, properties or assets may be bound or affected.
                 3.6 FINANCIAL STATEMENTS. The Sellers are furnishing to the Buyer the audited financial statements of PCS as of December 31 in each of the years 1992 through 1994 (together with the notes thereto), certified by PCS's independent public accountants, and accompanied by their reports thereon (collectively, the "Audited Financial Statements"). The Sellers are furnishing to the Buyer the unaudited financial statements for PCS as of August 31, 1995 and (together with the notes thereto) (collectively, with the Audited Financial Statements, the "Financial Statements"). The Financial Statements are attached hereto as Exhibit G. The Financial Statements have been prepared from and in accordance with the books and records of PCS in accordance with GAAP (except that the unaudited financial statements do not include footnotes required by GAAP), and, except as noted therein, consistently applied and maintained throughout the periods indicated. The Financial Statements fairly represent, in all respects, (i) the assets, liabilities and financial condition of PCS, as at the date thereof, except as set forth on Schedule 3.6(a) of the Disclosure Schedule, and (ii) the results of operations and cash flows of PCS for the periods then ended. Except as set forth on Schedule 3.6(b) of the Disclosure Schedule, the statements of income and retained earnings and cash flows included in the Financial Statements do not contain any material items of special or nonrecurring income not earned in the ordinary course of business and consistent with applicable industry standards and practice.

                 3.7 ABSENCE OF UNDISCLOSED LIABILITIES. As of the Closing Date, PCS has no liabilities or obligations arising from or relating to its business and operations of any nature (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due). As of the Closing Date, PCS has no liabilities or obligations with respect to borrowed money (including accounts payable and accrued expenses), letters of credit, and any notes, bonds or similar instruments or under any capitalized lease of PCS. If any liabilities referred to herein do exist, Seller shall refund such amount to Buyer within 90 days subsequent to the Closing Date and the Consideration shall be adjusted accordingly.
                 3.8 ACCOUNTS RECEIVABLE. All Accounts Receivable reflected in the Financial Statements and all Accounts Receivable acquired or generated since August 31, 1995 by PCS (i) arose from bona fide transactions in the ordinary course of business consistent with past practice, (ii) are valid and genuine, (iii) are not subject to any counterclaim or setoff and (iv) are not subject to any Encumbrance. Except as set forth on Schedule 3.8 of the Disclosure Schedule, as of the Closing Date (i) no Telephone Service Operator has refused or threatened to refuse to pay its obligations for any reason and (ii) no Account Receivable debtor is, to the best of PCS and Sellers' knowledge, insolvent or is the subject of a bankruptcy petition.
                 3.9 EQUIPMENT. (a) All Equipment is owned by PCS free and clear of any Encumbrance. All Equipment which is reflected in the Financial Statements is valued at cost in accordance with GAAP consistently applied and maintained throughout the periods. All Equipment disposed of by PCS since September 27, 1995 has been disposed of only (i) in the ordinary course of PCS's business and (ii) at prices and under terms that are consistent with past practice. PCS's assets do not include any materials in the possession of others.
                 (b) No purchase money security agreements or financing statements are in effect which relate to any item of Equipment.
                 (c) All Equipment is usable, in good working condition, free of any material defects and suitable for the purposes of its intended and current operational use.
                 3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule 3.10 of the Disclosure Schedule, since September 27, 1995:

                                  (i)  PCS has operated its business in the
         ordinary course consistent with past practice;
                                  (ii)  there has not been any material
         adverse change in the business, results of operations, assets, liabilities, financial condition or (except for matters which apply to United States businesses generally) any material adverse change in the prospects of PCS;
                                  (iii)  PCS has not entered into any
         agreements binding PCS, incurred any losses, undertaken any obligations, waived any rights, made any financial commitments, sold, transferred or otherwise encumbered any assets, nor taken any other action which may adversely affect the position of Buyer in the business of PCS as heretofore operated;
                                  (iv)  PCS has not transferred, disposed of,
         abandoned or permitted to lapse or otherwise failed to preserve any Permit or other form of authorization issued by a Governmental Authority;

                                  (v)  PCS has not taken any actions which
         might reasonably affect the capital stock of PCS or the rights of holders thereof;
                                  (vi)  PCS has not made any change in any
         accounting methods, principles or practices (including, without limitation, changes in depreciation or amortization policies or rates or relating to the establishment of accrual of reserves) or any material election with respect to Taxes;
                                 [(vii) PCS has not terminated or amended, breached, or failed to perform in all material respects all of its obligations under, any Contract, and no other party thereto has terminated or amended, breached, or failed to perform in all material respects all of its obligations under any Material Contract or under any group of Contracts which, in the aggregate, would be material;
                                  [(viii)  PCS has not experienced any actual
         or, to the knowledge of PCS and the Sellers, threatened employee disputes, work stoppages or slow-downs or had any material change in its relationship with its employees, salesmen, distributors, or independent contractors;
                                  [(ix)  PCS has not failed to replenish its
         inventories and supplies in a normal and customary manner consistent with past practice; and
                                  (x)  PCS has not agreed, whether in writing
         or otherwise, to take any action described in this Section 3.10.
                 3.11 PROPERTIES AND ASSETS. PCS has good, valid and marketable title to all Equipment and other assets (whether personal or mixed, tangible or intangible (and whether or not fully depreciated or expensed)) used in its business and operations, and such items are subject to no Encumbrance or arrangement for use by any third party, other than those set forth on Schedule
3.11 of the Disclosure Schedule.
                 3.12 CONTRACTS. Schedule 3.12 of the Disclosure Schedule sets forth a complete and correct list of all Material Contracts as of the Closing. Complete and correct copies of all written Contracts including any and all amendments and other modifications thereto have been delivered to or have been made available for inspection by the Buyer. All written Contracts and all oral Material Contracts (i) are valid and binding obligations of PCS and the other parties thereto, (ii) are in full force and effect and are enforceable as to PCS and the other parties thereto, in accordance with their respective terms, and (iii) have not been amended or terminated except in the ordinary course of business consistent with past practice. PCS is not in default under nor has it breached in any respect any Contract. Schedule 3.12 of the Disclosure Schedule sets forth a true and complete list of all installed locations and accounts which do not have a contract or which are governed by an oral contract. No other party to any Contract (i) has breached such Contract or is in default thereunder, (ii) has given notice, to the knowledge of any Seller, that it intends to terminate such Contract or (iii) has altered, in any way adverse to PCS, its performance under such Contract. No event or condition has occurred (or is alleged by any other party to a Contract to have occurred) which, with or without due notice or lapse of time or both, would constitute a breach or event of default on the part of PCS, would provide a basis for a valid claim or acceleration under any Contract as against PCS or would prevent PCS from exercising and obtaining the full benefits of any rights or options contained therein. The telephone location contracts of PCS have an average remaining life per PCS Phone of forty-two (42) months. All PCS Phones are installed pursuant to written location Contracts, except for not more than 150 PCS
Phones; to Sellers' knowledge such PCS Phones not subject to written Contracts have been in place since 1993, and are not under any threat of removal or termination.
                 3.13     COMPLIANCE WITH LAWS AND PERMITS.
                          (a)   Except as set forth on Schedule 3.13(a) of the
Disclosure Schedule, the business and operations of PCS have been conducted and are now being conducted in all material respects in compliance with all Laws and Orders of all Governmental Authorities having jurisdiction over PCS and all Permits relating to any of its properties or applicable to its business.
                          (b)   Except as and to the extent set forth on
Schedule 3.13(b) of the Disclosure Schedule, PCS possesses all Permits necessary to own and operate its property and assets and to conduct its business as it is currently conducted. Such Permits are valid, subsisting in full force and effect, and PCS has fulfilled its obligations under each of the Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a default or violation under any of the Permits or would permit revocation or termination of any of the Permits. No proceeding which might involve the revocation or termination of any such Permits is pending or, to the knowledge of PCS or the Sellers, threatened.
                          (c)     PCS has made all filings and received all
approvals in connection with the Permits which are necessary for the Buyer to own and operate the property and assets of PCS and to conduct PCS's business as it is currently and has heretofore been conducted.
                 3.14 LITIGATION AND ARBITRATION. (a) Since January 1, 1992, no claim, action, cause of action, suit, proceeding, inquiry, investigation or Order has been initiated, brought or commenced, or been pending or threatened, against PCS or affecting its business, operations or assets (including actions by or before any administrative body, arbitration or mediation panel or Governmental Authority), except as set forth on Schedule 3.14(a) of the Disclosure Schedule. No Order of any Governmental Authority, arbitrator or mediator is outstanding against PCS, its business, operations or assets.
Neither PCS nor any of the Sellers has knowledge of any fact or circumstance which could reasonably be expected to result in any other claim, action, cause of action, suit, proceeding, inquiry, investigation or Order against PCS or affecting its business, operations or assets.
                          (b)     No claim, action, suit, proceeding, inquiry
or investigation has been instituted which threatens to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement or the Other Documents.
                 3.15 EMPLOYEE MATTERS. PCS has no employee plans or agreements in effect, other than a 401K plan which is in compliance with all applicable laws and regulations. PCS has taken no actions which might reasonably be expected to result in any violations of ERISA or the Code. The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee or officer of PCS or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided herein. There are no pending, threatened or anticipated claims by or on behalf of any employee of PCS.
                 3.16 LABOR RELATIONS. Except as set forth on Schedule 3.16 of the Disclosure Schedule, (i) there is no labor issues affecting PCS. PCS has at all times been in compliance with all applicable Laws in respect of employment and employment practices.
                 3.17 TAXES. (a) PCS is a small business corporation and has had in effect since its incorporation a valid election to be treated as an "S" corporation for federal income tax purposes under the Code and in the State of Florida, and none of PCS or the Sellers has taken or caused or permitted to be taken any action during such periods that would have caused or permitted to be taken any action during such periods that would have caused a termination of such S election.
                          (b)  PCS has duly and timely filed all Tax Returns
required to be filed by it on or before the Closing Date or has received a valid extension, and all such Tax Returns are complete and correct in all material respects.
                          (c)     Except as set forth on Schedule 3.17(c) of
the Disclosure Schedule, PCS has timely paid all Taxes due or claimed to be due from it by any taxing authority.
                          (d)     Except as set forth on Schedule 3.17 of the
Disclosure Schedule, PCS has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and within the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be withheld and paid over under all applicable Laws.
                          (e)     There are no Encumbrances for Taxes upon
PCS's assets except for statutory liens for current Taxes not yet due.
                          (f)     PCS has not requested any extension of time
within which to file any Tax Return in respect of any fiscal year which has not since been filed. Except as set forth on Schedule 3.17(f) of the Disclosure Schedule, there are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that has been given by PCS.
                          (g)     Except as set forth on Schedule 3.17(g) of
the Disclosure Schedule, no federal, state, local or foreign audits or other administrative proceedings or court proceedings have been initiated or are presently pending with regard to any Taxes or Tax Returns of PCS.

                          (h)     PCS is not required to include in income any
adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method (nor has any taxing authority proposed in writing to PCS any such adjustment or change of accounting method).
                          (i)     PCS is not a party to, is not bound by, nor
has any obligation under, any Tax sharing agreement or similar contract or arrangement.
                          (j)     No power of attorney has been granted by PCS
with respect to any matter relating to Taxes which is currently in force.
                          (k)     PCS has not filed a consent pursuant to
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by PCS.
                          (l)     Except as set forth on Schedule 3.17(l) of
the Disclosure Schedule, PCS is not a party to any agreement, contract, or arrangement that will result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                          (m)     None of the income recognized for federal,
state, local or foreign Income Tax purposes by PCS during the period beginning from [July 1, 1995] to the date hereof will be derived other than in the ordinary course of business.
                 3.18 INTELLECTUAL PROPERTY. PCS owns or has the right to use all Intellectual Property used in or necessary to conduct its business as currently conducted, in each case without the payment of any royalties. PCS is the sole and exclusive owner of the name "Paramount Communications Systems, Inc." free and clear of all Encumbrances. The activities and products of PCS do not infringe upon the Intellectual Property rights of any other Person. To the knowledge of PCS and the Sellers, there are no infringements by third parties of any Intellectual Property owned by PCS.
                 3.19 ENVIRONMENTAL MATTERS. PCS is and has been in compliance with, and there are no outstanding allegations (for which PCS has been provided notice) by any Person that PCS is not or has not been in compliance with, all applicable Laws relating to pollution, the preservation of the environment and the discharge or release of Hazardous Materials into the environment or workplace ("Environmental Laws").

                 PCS does not require any environmental permits to conduct its business and operations. PCS has not indemnified or agreed to indemnify any other Person for any liability under, or violation of, Environmental Laws.
                 3.20 INSURANCE. Schedule 3.20(a) of the Disclosure Schedule (which will be delivered to Buyer within five (5) days after the date hereof) sets forth a complete and correct list as of the date hereof of all primary, excess and umbrella policies, bonds and other forms of insurance, and renewals thereof, owned or held by or on behalf of or providing insurance coverage to or for the benefit of PCS (copies of which have previously been provided to the Buyer), with the amount of coverage, cost and expiration date set forth next to each policy thus listed. All of such insurance policies are in full force and effect, all premiums currently payable or previously due have been paid, no notice of cancellation or termination has been received with respect to any such policy and no assignment of proceeds or Encumbrance exists with respect to the proceeds of any such policy. Except as and to the extent set forth on
Schedule 3.20(b) of the Disclosure Schedule (which will be delivered to Buyer within five (5) days after the date hereof), there are no pending claims against such policies. All such policies will remain in full force and effect upon execution and delivery of this Agreement and the Other Documents and the consummation of the transactions contemplated hereby and thereby, except that certain life insurance policies, listed on Schedule 3.20(c) hereto (which will be delivered to Buyer within five
(5) days after the date hereof), shall be retained by or transferred to the Sellers.
                 3.21 WARRANTIES. There are no express or implied warranties outstanding with respect to any products or services sold, distributed, serviced or licensed by PCS (other than those imposed by applicable Law).
                 3.22 AFFILIATE TRANSACTIONS. Schedule 3.22 of the Disclosure Schedule sets forth a correct and complete list of all arrangements or transactions (other than salary, bonus and benefits generally available to the employees of PCS) between PCS and the Sellers or any affiliate or associate of the Sellers, or any business or entity in which the Sellers or any affiliate or associate of any of the Sellers, has any direct or indirect interest (the "Sellers' Affiliates"), that involves an obligation or commitment on the part of or for the benefit of PCS or such Sellers' Affiliate of more than

$1,000 in any calendar year (the "Affiliate Transactions").
                 3.23 BROKERS. Neither the Buyer nor PCS has or will have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the Other Documents, or the transactions contemplated hereby or thereby, by reason of any action taken by or on behalf of the Sellers or PCS.
                 3.24 DISCLOSURE. The Sellers have not failed to disclose to the Buyer any facts material to PCS's business, results of operations, assets, liabilities, financial condition and prospects. No representation or warranty by the Sellers in this Agreement and no statement by the Sellers in any Other Document (including the Disclosure Schedule), contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.
                 3.25 PRIOR ACQUISITIONS. No claims, amounts owed, liabilities, Encumbrances, legal proceedings or any other obligations of any kind are due or were incurred or outstanding in connection with any acquisitions made by

PCS, except as already recorded on the Financial Statements heretofore delivered to the Buyer.
                 3.26 PCS PHONES. There are 2,486 PCS Phones in operation as of the close of business as of the date hereof.
                 3.27 CONSENTS; WAIVERS; ASSIGNMENTS; PERMITS. The Sellers or PCS have obtained and delivered (i) all Permits or consents to transfer which are required to be obtained before the Buyer may legally operate PCS's businesses, (ii) all consents or waivers which would be required in order to not breach any Contracts to which PCS is a party and (iii) all consents, waivers, assignments and assumptions which are required pertaining to the Buyer's assumption of PCS's debts, a complete listing of which is set forth on Schedule
3.27 of the Disclosure Schedule.
                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE BUYER
                 -------------------------------------------
                 The Buyer represents and warrants to the Sellers as follows:
                 4.1 ORGANIZATION AND STANDING. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business and operations as it is now being conducted.
                 4.2 AUTHORIZATION; BINDING OBLIGATION. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Other Documents and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Other Documents by the Buyer and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or the Other Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and the Other Documents have been validly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Sellers, constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms.

                 4.3 INVESTMENT PURPOSE. The Buyer is acquiring the Shares for its own account without a view to any distribution thereof in violation of the securities laws of the United States of America or any state thereof.
                 4.4 BROKERS. Neither the Sellers nor PCS has or will have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the Other Documents, or the transactions contemplated hereby or thereby, by reason of any action taken by or on behalf of the Buyer.
                 4.5 PERMIT. Buyer has a permit from the Public Service Commission necessary for it to own and operate pay telephones in the State of Florida.

                                  ARTICLE V
                             ADDITIONAL COVENANTS
                             --------------------
                 5.1      TRANSFER AND SIMILAR TAXES; TAX RETURNS.
                          (a)  Notwithstanding any other provision of this
Agreement to the contrary, the Sellers shall assume and promptly pay all sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions) imposed upon any party incurred in connection with the sale of the Shares by the Sellers to the Buyer (collectively, the "Transfer Taxes"), and the Sellers shall, at their own expense, procure any stock transfer stamps required by, and accurately file all necessary Tax Returns and other documentation with respect to, any Transfer Tax.
                          (b)    The Sellers shall prepare or cause to be
prepared, and file or cause to be filed on a timely basis all Tax Returns of the Company with respect to all periods ending on or before the Tax Closing Date, which Tax Returns shall be made available to the Buyer for review two weeks prior to filing such Tax Returns. The Sellers shall pay all Taxes shown to be due and payable thereon.
                          (c)    Buyer shall prepare or cause to be prepared,
and file or cause to be filed on a timely basis all Tax Returns of the Company other than those provided for in Section 5.1(b) hereof. Subject to Article VI, Buyer shall cause PCS to pay all Taxes shown to be due and payable thereon. In connection with any Tax Return relating to a Straddle Period, no later than ten
(10) Business Days before such Tax Returns are filed, Buyer shall provide drafts of such Tax Returns to the Sellers' Representative for his reasonable review and consent.
                          (d)  The Sellers and the Buyer shall cooperate, and
shall cause their respective, officers, employees, agents, auditors and representatives to cooperate, (i) in preparing and filing the Tax Returns and
(ii) with respect to any audit or other administrative or court proceedings in connection with any Tax Returns of PCS for periods ending on or before the Closing Date, in each case including maintaining and making available to each other all records necessary in connection with Taxes payable with respect to such Tax Returns and in resolving all disputes and audits and refunds with respect to such Tax Returns and Taxes. No election may be made by PCS with respect to the Taxes of PCS without the Buyer's written consent if such election will adversely affect the Buyer.
                          (e)  PCS and the Sellers shall promptly notify the
Buyer of any notices or materials received from any Governmental Authority which relate to the business, operations or filings of PCS, and Buyer shall promptly notify Sellers of any notices or materials received from any Governmental Authority which affects Sellers.

                 5.2 FURTHER ASSURANCES; COOPERATION. (a) The parties shall, from time to time after the Closing, upon the request of any other party and without further consideration, execute, acknowledge and deliver in proper form any further instruments, and take such further actions as such other party may reasonably require, to carry out effectively the intent of this Agreement and the Other Documents.
                          (b)     The Sellers shall cooperate with PCS and the
Buyer in connection with any claim, action, suit, proceeding, inquiry or investigation with any other Person which relates to the execution and delivery of this Agreement or the Other Documents, or the consummation of the transactions contemplated hereunder and thereunder.
                 5.3 NOTIFICATION OF CERTAIN MATTERS. Each of the parties hereto shall promptly notify the other parties, in the manner provided in
Section 8.10 hereof, of (i) the filing or other initiation of any claim, action, suit, proceeding, inquiry or investigation which relates to the execution and delivery of this Agreement or the Other Documents, or the consummation of the transactions contemplated hereunder or thereunder, (ii) any circumstance or development which could adversely impair or affect its ability to perform its obligations under this Agreement and the Other Documents, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and the Other Documents or (iv) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and the Other Documents.
                 5.4      CONFIDENTIALITY.
                          (a)  PCS and the Sellers agree that they will not
(and, in the case of PCS and each Seller which is a corporation, will cause its officers to not) at any time after the Closing, without the prior written consent of the Buyer, disclose or use any information obtained during the negotiation or due diligence process nor any other confidential information (relating to either the Buyer or PCS) otherwise obtained except (i) as may be necessary in connection with their tax filing and reporting obligations and
(ii) to the extent required by Law (including applicable securities laws).
                         (b)  PCS, Sellers and Buyer agree that they will not
disclose any confidential information
relating to this transaction or any party hereto prior to the Closing, except as may be required by law.
                 5.5 PUBLICITY. The Sellers shall not issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the Buyer, which approval shall not be unreasonably withheld. The Sellers' Representative shall have the right to approve any press release relating to the PCS acquisition prior to its release.
                 5.6      EXPENSES.
                          (a)  Except as otherwise specifically provided for
herein, each party hereto shall be solely responsible for all expenses incurred by it or on its behalf in connection with the preparation and execution of this Agreement and the Other Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees and expenses of its counsel, accountants, brokers, finders, financial advisors and other representatives.
                 5.7      INTENTIONALLY OMITTED.
                 5.8 S CORPORATION STATUS. PCS and the Sellers shall maintain the status of PCS as an S Corporation for federal and state income Tax purposes until the Closing Date..

                 5.9 FINANCIAL UPDATES. Sellers will provide to Buyer monthly financial statements of PCS, promptly after they became available, through the Closing.
                 5.10 INTERIM CONDUCT OF BUSINESS. Except as otherwise contemplated by this Agreement, during the period from the date hereof to the Closing, PCS shall, and Sellers shall cause PCS to (i) operate the business of PCS only in the ordinary course of business consistent with past practice, (ii) maintain, keep and preserve PCS' assets, and (iii) use its best efforts to preserve intact the present organization of PCS, keep available the services of the present employees of PCS, preserve PCS' relationships with customers, suppliers, licensors, licensees, contractors and others having significant business dealings with PCS. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing Date, PCS shall not, and Sellers shall not permit PCS to, without the prior written consent of Buyer (which consent may be withheld in Buyer's sole discretion):
                          (a)  (i)  authorize for issuance, issue, sell,
deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of the capital stock of PCS or any other securities or equity equivalents, (ii) split, combine or reclassify any shares of such capital stock or (iii) amend the terms of any such securities or agreements outstanding on the date hereof;
                          (b)  amend or propose to amend the certificate of
incorporation or by-laws of PCS;
                          (c)  (i)  incur or assume any indebtedness or issue
or sell any debt securities or warrants or rights to acquire any debt securities, (ii) assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other person or (iii) make any loans, advances or capital contributions to, or investments in, any other person;
                          (d)  permit any assets of PCS to suffer any lien
thereupon;
                          (e)  change any of the accounting principles or
practices used by PCS (except as required by GAAP);
                          (f)  enter into, adopt, amend or terminate any
employee benefit plan, increase in any manner the compensation or fringe benefits of any officer or employee (except for salary increases in the normal course of business) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;
                          (g)  enter into or offer to enter into any
employment or consulting agreement with any person;
                          (h)  (i) enter into, amend or terminate any material
contract or (ii) take any action or fail to take any action that, with or without notice or lapse of time, would constitute a default under any material contract;
                          (i)  pay any dividends or distributions to
shareholders (other than cash dividends);
                          (j)  sell, lease, transfer or otherwise dispose of
assets used or useful in the business of PCS, except in the ordinary course of business; or
                          (k)  take, or agree in writing or otherwise to take,
any of the foregoing actions or any action which would make any representation or warranty of PCS or Sellers contained in this Agreement untrue or incorrect as of the date when made or as of any future date or which could prevent the satisfaction of any condition to Closing set forth in Article VI hereof.

                 5.11     RECEIVABLES.
                          (a)  Peter Graf and Albert Miniaci shall jointly
write a letter to Southern Bell, People's (AT&T), APCC, GPT, USLD, GTE, TelCom USA, Sprint and any other long distance or local exchange carriers specifying that all refunds or other consideration due and payable to PCS in respect of all periods through December 31, 1995 shall be payable to the Dominick F. Miniaci, P.A. Trust Account. If PCS or Buyer receives any such amounts (or any other receivables in respect of periods ending on or before December 31, 1995 (including coins in the box as specified in the INET Daily Cash Report) after the Closing, such amounts will be forwarded to such Trust Account on a monthly basis.
                          (b)  In the event Sellers receive any sums after the
Closing in respect of periods after December 31, 1995, Sellers shall forward such amounts to PCS.
                 5.12 NON-COMPETITION.
                          (a)  For a period of two years commencing at the
Closing Date, Seller, Dominick F. Miniaci and Frank Miniaci, shall not, without the prior written consent of Buyer, directly or indirectly own, operate, manage, be employed by, be an agent of, act as a consultant for, financially support, lease property to or from or have a proprietary interest in, any enterprise or business which sells, leases, maintains, owns or operates pay telephones in any part of the state of Florida. Such parties acknowledge that the business of Buyer will be conducted throughout the state of Florida and agree that such geographic scope is reasonable.
                          (b)  Notwithstanding any provision to the contrary
contained herein, such parties shall not be prohibited from owning less than 5% of the outstanding equity securities of any publicly-held corporation, including in the pay telephone business.
                 5.13 NON-SOLICITATION. Sellers, Dominick F. Miniaci and Frank Miniaci, agree that for a period of five years from the date hereof, they will not, directly or indirectly, (i) purchase or otherwise acquire or attempt to purchase or otherwise acquire, any of the assets of Buyer (or any subsidiary thereof); (ii) solicit, entice or persuade, or attempt to solicit, entice or persuade, any employee of Buyer or its affiliates, or any client then under contract with Buyer or any of its affiliates to terminate his employment by or contractual relationship with Buyer or its affiliates or to become employed by or to enter into contractual relations with a competitor of Buyer or its affiliates;

or (iii) persuade or attempt to persuade customers, potential customers, suppliers or potential suppliers of Buyer and its affiliates to divert their business to any other entity or individual.

                                   ARTICLE VI

                             CONDITIONS TO CLOSING
                             ---------------------
                 6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction or waiver (subject to applicable law) on or before the Closing of each of the following conditions:
                          (a)  ACCURACY OF REPRESENTATIONS AND WARRANTIES.
Each of the representations and warranties of the Sellers and PCS contained in this Agreement, the Disclosure Schedule, or in any Other Document to be
executed and delivered by the Sellers or PCS on or before the Closing pursuant hereto shall have been true and correct in all material respects when made, and shall be true and correct in all material respects as of the Closing as though made on and as of such date.
                          (b)  PERFORMANCE OF AGREEMENTS.   The Sellers and PCS
shall have performed and complied with all of the covenants and agreements contained in this Agreement to be performed or complied with by them at or before the Closing.
                          (c)  ADVERSE PROCEEDINGS.  No claim, action, suit,
investigation or governmental proceeding
shall be pending and no Law of any Governmental Authority shall be enacted, rendered or in force, which would render it unlawful, as of the Closing, to effect the transactions contemplated by this Agreement and the Other Documents to be executed and delivered pursuant hereto.
                          (d)  CONSENTS AND APPROVALS.  All necessary consents,
approvals or waivers from third parties and Governmental Authorities shall have been received.
                 6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (subject to applicable Law)
on or before the Closing of each of the following conditions:
                          (a)  ACCURACY OF REPRESENTATIONS AND WARRANTIES.
Each of the representations and warranties of the Buyer contained in this Agreement or in any Other Document to be executed and delivered by the Buyer on or before the Closing pursuant hereto shall have been true and correct in all material respects when made, and shall be true and correct in all material respects as of the Closing as though made on and as of such date.
                          (b)  PERFORMANCE OF AGREEMENTS.  The Buyer shall have
performed and complied with all of the covenants and agreements contained in this Agreement to be performed or complied with by the Buyer at or before the Closing.
                          (c)  ADVERSE PROCEEDINGS.  No claim, action, suit,
investigation or governmental proceeding shall be pending, and no Law of any Governmental Authority shall be enacted, rendered or in force, which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement and the Other Documents to be executed and delivered pursuant hereto.
                                  ARTICLE VII
                        SURVIVAL OF REPRESENTATIONS AND
                        -------------------------------
                          WARRANTIES; INDEMNIFICATION
                          ---------------------------
                 7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Sellers and the Buyer contained herein or made pursuant hereto shall survive the Closing and any investigation at any time made by or on behalf of any party hereto until May 31, 1997 except that the representations and warranties contained in Section 3.17 (Taxes) shall survive until 90 days following the expiration with valid extensions of the applicable statute of limitations. Provided that a claim with respect to a breach of representation or warranty is made within the applicable period in accordance with the provisions of Section 6.8 hereof, such claim and any related claims may continue to be asserted beyond such period.
                 7.2 STATEMENTS AS REPRESENTATIONS. All statements contained herein or in any Schedule contained in the Disclosure Schedule or in any Exhibit hereto shall be deemed representations and warranties within the meaning of Sections 7.1, 7.3(a), 7.3(b)(i) and 7.4(i) hereof.
                 7.3     INDEMNIFICATION BY THE SELLERS.
                          (a)  Subject to the provisions of this Article VII,
each Seller shall severally indemnify, defend and hold harmless the Buyer and any of its respective successors or assigns (a "Buyer Indemnified Party"), from and against any and all Losses asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Party by reason of or resulting from:
                                  (i)  the material breach of or any material
         inaccuracy in any of the representations and warranties of the Sellers or PCS contained in or made pursuant to any section of this Agreement (other than a section in Article III hereof), or any facts or circumstances constituting such breach or inaccuracy;

                                  (ii)  the breach or nonperformance of any
         covenant or agreement of the Sellers or PCS contained in or made pursuant to this Agreement or any facts or circumstances constituting such breach or nonperformance; and
                                  (iii)  Income Taxes of PCS in respect of all
         taxable periods ending on or before the Closing Date including, without limitation, Taxes of PCS relating to, or attributable to, the Tax Notices.
                 7.4 INDEMNIFICATION BY THE BUYER. Subject to the provisions of this Article VII, the Buyer shall indemnify, defend and hold harmless the Sellers and any of their respective heirs, successors or assigns (a "Seller Indemnified Party"), from and against any and all Losses asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of or resulting from:
                                  (i)  the material breach of or any material
         inaccuracy in any of the representations and warranties of the Buyer contained in or made pursuant to this Agreement or any facts or circumstances constituting such breach or inaccuracy;
                                  (ii)  the breach or non-performance of any
         agreement of the Buyer contained in or made pursuant to this Agreement or any facts or circumstances constituting such breach or nonperformance; and
                                  (iii)  actions taken by PCS subsequent to the
         Closing.
                 7.5      LIMITATIONS ON INDEMNIFICATION.
                          (a)  The indemnifications in favor of the Buyer
Indemnified Parties contained in Section 7.3(b)(i) hereof shall not be effective until the aggregate dollar amount of all Losses indemnified against under such Section exceeds $25,000 (the "Sellers' Threshold Amount"), in which case the Buyer Indemnified Parties shall be entitled to indemnification for all Losses.
                          (b)  The indemnifications in favor of the Seller
Indemnified Parties contained in Section 6.4(i) hereof shall not be effective until the aggregate dollar amount of all Losses indemnified against under such Section exceeds $25,000 (the "Buyer's Threshold Amount"), in which case the Seller Indemnified Parties shall be entitled to indemnification for all Losses.

                 7.6 GENERAL INDEMNIFICATION EVENT. A "GENERAL INDEMNIFICATION EVENT" means any and all Losses, asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Party directly or indirectly, by reason of or resulting from a breach of any agreement, covenant, representation or warranty of the Sellers or PCS contained in or made pursuant to this Agreement, or any facts or circumstances constituting such a breach.
                 7.7      TAX INDEMNIFICATION.
                          (a)  Seller shall indemnify, defend, and hold
harmless the Buyer Indemnified parties from and against any and all Losses asserted against, resulting to, imposed upon or incurred by Buyer or any of its subsidiaries, directly or indirectly, by reason of or resulting from any and all Taxes imposed upon PCS or the Sellers (i) with respect to any taxable period (or any portion thereof) ending on or before the Tax Closing Date (such Taxes are hereinafter referred to as "Pre-Closing Taxes" and such periods as "Pre-Closing Periods") and (ii) with respect to any taxable period beginning before the Tax Closing Date and ending after the Tax Closing Date (such Taxes are hereinafter referred to as "Straddle Taxes" and such periods as "Straddle Periods") but only with respect to the portion of such Straddle Period ending on the close of the Tax Closing Date and in the manner provided in paragraph 7.7(d) hereof.
                          (b)  Without limiting the generality of Section
7.6(a) above, Seller shall indemnify, defend, and hold harmless the Buyer Indemnified parties from and against any and all Losses asserted against, resulting to, imposed upon or incurred by Buyer or any of its subsidiaries, directly or indirectly, by reason of or resulting from any and all Taxes imposed upon PCS or the Sellers arising directly or indirectly from (i) the failure of PCS to be an S corporation or the termination of PCS's status as an S corporation and (ii) the imposition of any Taxes on PCS for any taxable period in which PCS's election of subchapter S status was in effect (including but not limited to those Taxes described in Sections 1374 and 1375 of the
Code).
                          (c)  Buyer shall indemnify, defend and hold each of
the Sellers harmless, at any time after the Closing, from and against any and all Indemnifiable Losses, asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of or resulting from any and all Taxes imposed upon PCS with respect to (i) any taxable period beginning after the Tax Closing Date (such Taxes are hereinafter referred to as "Post-Closing Taxes" and such periods as "Post-Closing Periods") and (ii) any Straddle Taxes for any Straddle Period, but only with respect to the portion of such Straddle Period beginning the day after the Tax Closing Date and in the manner provided for in paragraph 7.7(d) hereof.
                          (d)  For purposes of determining the amount of Taxes
for or which relate to a Straddle Period, the Tax Closing Date shall be treated as the last day of a taxable period, and the portion of any such Tax that is allocable to the taxable period that is so deemed to end on and include the Tax Closing Date: (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), shall be deemed equal to the amount which would be payable if the period for which such tax is assessed ended on and included the Tax Closing Date, and (ii) in the cases of Taxes other than Taxes described in clause (i) hereof, shall be computed on a per diem basis.
                          (e)  If a notice of deficiency, proposed adjustment,
adjustment, assessment, audit, examination, suit, dispute or other claim (a "Tax Claim") shall be delivered, sent, commenced, or initiated to or against PCS by any taxing authority with respect to Taxes for which one party to this Agreement is entitled to indemnification from another party, PCS shall promptly notify the Sellers' Representative in writing of the Tax Claim. If a Tax Claim with respect to Taxes for which one party to this Agreement is entitled to indemnification from another party shall be delivered, sent, commenced or initiated to or against the Sellers by the relevant taxing authority, the Sellers shall promptly notify Buyer in writing of such Tax Claim.
                          (f)  The Sellers' Representative may, upon timely
notice to Buyer, assume and control the defense of a Tax Claim involving only Pre-Closing Taxes at their own cost and expense and with their own counsel. If the Sellers' Representative elects to assume the defense of any such Tax Claim, notwithstanding anything to the contrary contained herein, (i) the Sellers' Representative shall consult with Buyer and shall not enter into any settlement with respect to any such Tax Claim without the Buyer's prior written consent if the effect of such settlement would be to increase the liability for Taxes of PCS for and Post-Closing Period; (ii) the Sellers shall keep the Buyer informed of all material developments and events relating to such Tax Claim; and (iii) at its own cost and expense, Buyer shall have the right to participate in (but not to control) the defense of such Tax Claim.
                          (g)  In connection with the contest of any Tax Claim
that relates to (i) any taxable period ending after the Closing Date (to the extent such periods do not constitute Straddle Periods), (ii) any Straddle Period and (iii) any Tax Claim that the Sellers' Representative has the ability to control but does not timely elect to control pursuant to Section 7.7 (f), such contest shall be controlled by the Buyer, and the Sellers agree to cooperate with the Buyer and its affiliates in pursuing such contest. In connection with any such contest that relates to (ii) or (iii) above, the Buyer shall keep the Sellers informed of all material developments and events relating to such Tax claim and Sellers, at their own cost and expense, shall have the right to participate in (but not control) the defense of such Tax claim. Nothing contained herein shall be construed as limiting Buyer's right to indemnification under this Article VII.

                 7.8      INDEMNIFICATION PROCEDURES.
                          (a)  NOTICE.  If any legal proceeding shall be
threatened or instituted or any claim or demand shall be asserted by any Buyer Indemnified Party or Seller Indemnified Party in respect of which indemnification may be sought under the provisions of this Agreement, the party seeking indemnification (the "Claiming Party") shall promptly cause written notice of the assertion of any such claim, demand or proceeding of which it has knowledge to be forwarded to the party from whom it is claiming indemnification (the "Indemnitor"). Such notice shall contain a reference to the provisions hereof or of such other agreement, instrument or certificate delivered pursuant hereto, in respect of which such claim is being made, and shall specify, in reasonable detail, the amount of such Loss if determinable at such time. The Claiming Party's failure to give the Indemnitor prompt notice shall not preclude the Claiming Party from seeking indemnification from the Indemnitor unless the Claiming Party's failure has materially prejudiced the Indemnitor's ability to defend the claim, demand or proceeding.
                          (b)  THIRD PARTY CLAIMS.  If the Claiming Party seeks
indemnification from the Indemnitor as a result of a claim or demand being made by a third party (a "Third Party Claim"), the Indemnitor shall have the right to promptly assume the control of the defense of such Third Party Claim, including, at its own expense, employment by it of counsel reasonably satisfactory to the Claiming Party. The Claiming Party may, in its sole discretion and at its own expense, employ counsel to represent it in the defense of the Third Party Claim, and in such event counsel for the Indemnitor shall cooperate with counsel for the Claiming Party in such defense, provided that the Indemnitor shall direct and control the defense of such Third Party Claim or proceeding. Except with the written consent of the Claiming Party, the Indemnitor shall not consent to the entry of any judgment nor enter into any settlement of such Third Party Claim which (i) does not include as an unconditional term thereof the release of the Claiming Party from all liability in respect of such Third Party Claim and (ii) results in the imposition on the Claiming Party of any remedy other than money damages; provided, however, that the Claiming Party shall not unreasonably withhold or delay its consent to the entry of any judgment or any settlement of a Third Party Claim. If the Indemnitor elects not to exercise its rights to assume the defense of the Third Party Claim, or if injunctive relief is sought which would have an adverse effect on the Claiming Party, the Claiming Party may, but shall have no obligation to, defend against such Third Party Claim or legal proceeding in such manner as it may deem appropriate, and the Claiming Party may compromise or settle such Third Party Claim and proceeding without the Indemnitor's consent so long as the Claiming Party acts in a commercially reasonable manner (without regard to the Claiming Party's indemnification rights hereunder). The parties agree that the right to jointly defend against any actions which may impact both parties is hereby granted (provided that the party other than the Claiming Party shall be solely liable for its costs and expenses in connection with such joint defense), and it is understood that the Sellers shall incur the costs for actions relating to PCS which occurred prior to Closing.
                          (c)  PAYMENT.  After any final judgment or award
shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom shall have expired, or a settlement shall have been consummated, or the Claiming Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Claiming
Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter (in accordance with Section 8.10 hereof) and the Indemnitor shall pay all of the sums so owing to the Claiming Party by wire transfer, certified or bank cashier's check within 10 days after the date of such notice.
                          (d)  ESCROW.  To the extent that the Escrow Amount
has not been released pursuant to the Escrow Agreement, the Buyer Indemnified Party's right to indemnification and to be held harmless pursuant to Section
7.3 hereof must first be asserted against the Escrow Amount.
                 7.9 CONSIDERATION ADJUSTMENT. Unless otherwise required by law, the parties shall treat any payments made pursuant to this Article VII as an adjustment to the Consideration for federal, state, and local income tax purposes.

                                 ARTICLE VIII

                                MISCELLANEOUS
                                -------------
                 8.1 CONSENT TO SERVICE. Each Seller hereby designates and appoints the Sellers' Representative as its authorized agent upon whom process may be served in any suit, proceeding or other action against such Seller instituted by the Buyer and relating to this Agreement. Such designation and appointment shall, to the extent permitted by law, be irrevocable, unless and until a successor authorized agent acceptable to the Buyer shall have been appointed by the Sellers, such successor shall have accepted such appointment and written notice thereof shall have been given to the Buyer. Each Seller further agrees that service of process upon such authorized agent or successor shall be deemed in every respect service of process upon such Seller in any such suit, proceeding or other action. Each Seller further agrees to take any and all action, including the execution and filing of all such instruments and documents, as may be necessary to continue such designation and appointment of such authorized agent in full force and effect.
                 8.2      PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES.
                          (a)  This Agreement shall be binding upon, inure to
the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations of the Buyer and the Sellers hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Buyer may assign its rights and obligations hereunder to any Designated Subsidiary, PROVIDED, HOWEVER, that the Buyer shall remain liable for all of its obligations and those of any Designated Subsidiary hereunder.
                          (b)  This Agreement is not intended, nor shall it be
construed, to confer upon any Person except the parties hereto and their heirs, successors and permitted assigns any rights or remedies under or by reason of this Agreement.
                 8.3 EXHIBITS AND DISCLOSURE SCHEDULE. All Exhibits annexed hereto and the Disclosure Schedule referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
                 8.4 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto and the documents, schedules, certificates and instruments referred to herein, (a) embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and (b) supersedes all prior agreements, arrangements and understandings of the parties with respect to such transactions except the

Confidentiality Agreement Between Firms, which shall survive.
                 8.5 WAIVER OF COMPLIANCE. No amendment, modification, alteration, supplement or waiver of compliance with any obligation, covenant, agreement, provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing executed by all of the parties or in the case of a waiver, the party against whom enforcement of any waiver, is sought. Any waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, provision or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
                 8.6 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.
                 8.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                 8.8 HEADINGS. The table of contents, article and section headings contained in this Agreement are for convenience only and shall not control or affect in any way the meaning or interpretation of the provisions of this Agreement.
                 8.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles of such jurisdiction.
                 8.10 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (with confirmation of receipt), delivered by nationally-recognized overnight express service or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

                             (a)  If to the Buyer to:

                                  PhoneTel Technologies, Inc.
                                  650 Statler Office
                                  1127 Euclid Avenue
                                  Cleveland, Ohio 44144
                                  Telephone: (216) 241-2555
                                  Telecopy:  (216) 241-2574
                                  Attention:  Chief Executive Officer

                                  Copy to:

                                  Skadden, Arps, Slate,
                                     Meagher & Flom
                                  919 Third Avenue
                                  New York, New York 10022
                                  Telephone:  (212) 735-3000
                                  Telecopy:   (212) 735-2000
                                  Attention:  N.J. Terris, Esq.

                             (b)  If to a Seller:

                                  Dominick F. Miniaci, Esq.
                                  821 East Broward Boulevard
                                  Fort Lauderdale, FL 33301

and:

                                  Albert Miniaci
                                  1411 Southwest 31st Avenue
                                  Pompano Beach, Florida 33069

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.
                 8.11     TERMINATION.
                          (a)  This Agreement may be terminated by PCS at any
time on or after January 16, 1996, if the Closing has not occurred, provided PCS and Sellers are not then in material breach of this Agreement.
                          (b)  This Agreement may be terminated by either the
Buyer or PCS if the Closing has not occurred on or prior to January 31, 1996.

                 8.12 ARBITRATION. Except as otherwise provided herein, all disputes between the parties hereto in respect of this Agreement and the matters contemplated hereby which arise on or before June 30, 1996 shall be resolved by arbitration in accordance with the rules of the American Arbitration Association and submitted to the Commercial Division of the American Arbitration Association in Miami, Florida.

                                  ARTICLE IX
                                 DEFINITIONS
                                 -----------
                 9.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
                 "ACCOUNTING BOOKS AND RECORDS" shall have the meaning set forth in Section 3.2(b) hereof.
                 "ACCOUNTS RECEIVABLE" shall mean all of the accounts receivable and notes receivable of PCS.
                 "ADJUSTMENT SCHEDULE" shall have the meaning set forth in Section 1.3(d) hereof.
                 "AFFILIATE TRANSACTIONS" shall have the meaning set forth in
Section 3.22 hereof.

                 "AUDITED FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.6 hereof.
                 "BUYER" shall mean PhoneTel Technologies, Inc., an Ohio corporation.
                 "BUYER INDEMNIFIED PARTY" shall have the meaning set forth in
Section 7.3(a) hereof.
                 "BUYER SHARES" shall mean shares of the Common Stock, $.01 par value, of the Buyer.
                 "BUYER'S THRESHOLD AMOUNT" shall have the meaning set forth in Section 7.5(b) hereof.
                 "CLOSING" shall have the meaning set forth in Section 1.6 hereof.
                 "CLOSING DATE" shall have the meaning set forth in
Section 1.6 hereof.
                 "CODE" shall mean the Internal Revenue Code of 1986, as amended.
                 "COMMON SHARES" shall mean the Common Shares, $.01 par value, of Paramount Communications Systems, Inc.
                 "CONSIDERATION" shall have the meaning set forth in Section
1.2 hereof.
                 "CONTRACTS" shall mean and include all leases, contracts, agreements, licenses, License Agreements, purchase orders, invoices, sales orders, instruments evidencing indebtedness for borrowed money, mortgages or other documents securing any indebtedness for borrowed money, commitments and understandings, written or oral, and all amendments or modifications thereto, to which PCS is a party or by which PCS is bound.
                 "DESIGNATED SUBSIDIARY" shall mean one or more existing or to be formed Subsidiaries of the Buyer designated to carry out all or part of the transactions contemplated by this Agreement and the Other Documents.
                 "DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered in connection herewith.
                 "ENCUMBRANCE" shall mean any lien, encumbrance, proxy, voting trust arrangement, pledge, security interest, collateral security agreement, financing statement (and similar notices) filed with any Governmental Authority, claim (including any claim as defined in the Code), charge, equities, mortgage, pledge, objection, title defect, option, restrictive covenant or restriction on transfer of any nature whatsoever, and the interest of the lessor in any property subject to a capital lease.
                 "ENVIRONMENTAL LAW" shall have the meaning set forth in
Section 3.19 hereof.
                 "EQUIPMENT" shall mean all PCS Phones, all Inventory and all other items of plant and equipment

(including, without limitation, vehicles, furniture, computers, office equipment and office supplies) which are owned, leased or otherwise used by PCS in the operations of its businesses.
                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
                 "ERISA AFFILIATE" shall mean any entity that, together with PCS, would constitute a "single employer" for purposes of Section 414 of the Code.
                 "ESCROW AGENT" shall have the meaning set forth in Section 1.2(a)(iii) hereof.
                "ESCROW AGREEMENT" shall have the meaning set forth in Section 1.9(a) hereof.
                 "ESCROW AMOUNT" shall have the meaning set forth in Section 1.2(a)(iii) hereof.
                 "FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 3.6 hereof.
                 "GAAP" shall mean generally accepted accounting principles as in effect on the date hereof.
                 "GOVERNMENTAL AUTHORITY" shall mean any government or political subdivision thereof, whether federal, state, local or foreign, or any agency, department, commission, board, bureau, court, tribunal, body, administrative or regulatory authority or instrumentality of any such government or political subdivision.
                 "HAZARDOUS MATERIAL" shall mean any substance that is defined as a "hazardous waste," "hazardous substance," "pollutant" or
"contaminant" under any Environmental Law or whose presence requires an investigation or remediation under any Environmental Law, including, without limitation, gasoline, diesel fuel and other petroleum hydrocarbons.
                 "INDEMNITOR" shall have the meaning set forth in Section 7.8(a) hereof.
                 "INTELLECTUAL PROPERTY" shall mean (i) all computer software applications (whether licensed or otherwise and whether customized or otherwise), U.S. and foreign patents and patent applications, registered and unregistered copyrights and copyright applications (including copyrights in proprietary computer software and databases), trademarks, service marks, trade dress, logos, trade names and similar business identifiers, including, in each case, all registrations and applications therefor, (ii) all trade secrets, know-how, formulae, processes, inventions (whether patentable or unpatentable) and other technical information and (iii)
the goodwill of the business symbolized by any of the foregoing.
                 "INVENTORY" shall mean and include all inventory owned or held by PCS and used in the conduct of its business and operations, including raw materials, components, repair parts, works-in-progress, finished goods and other similar items, whether new or used.
                 "LAW" shall mean any law (including common law), rule, regulation, restriction (including zoning), code, statute, ordinance, order, writ, injunction, judgment, decree or other requirement of a Governmental Authority.
                 "LOSSES" shall mean and include all demands, claims, actions, causes of action, assessments, damages, losses, liabilities, judgments, settlements, fines, penalties, sanctions, costs and expenses (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses as incurred, and all other reasonable costs of investigating and defending third party claims as incurred).
                 "MANAGEMENT SELLERS" shall mean Albert J. Miniaci and Dominick
F. Miniaci.
                 "MATERIAL CONTRACT" shall mean any Contract that (i) is with any of the Sellers' Affiliates, (ii)
involves an obligation or commitment of more than $[5,000] or (iii) which otherwise is material to PCS's financial condition, results of operations, assets, liabilities, business or, to the knowledge of PCS and the [Management Sellers], PCS's prospects.
                 "ORDER" shall mean any order, judgment, injunction, award, decree, writ, rule or similar action of any Governmental Authority.
                 "OTHER DOCUMENTS" shall have the meaning set forth in Section
1.6 hereof.
                 "PCS" shall mean Paramount Communications Systems, Inc., a Florida corporation, and allof its subsidiaries.
                 "PCS PHONES" shall mean the microprocessor-based pay telephones owned [and operated] by PCS which are active and generating income.
                 "PCS PHONES AMOUNT" shall mean the aggregate number of PCS Phones in operation at the close of business on September 27, 1995, totalling 2,500 PCS Phones.
                 "PERMITS" shall mean any franchise, license, certificate, approval, identification number, registration, permit, authorization, order or approval of, and any required registration with, any Governmental Authority.
                 "PERSON" shall mean any individual, partnership, firm, trust, association, corporation, joint venture, joint stock company, unincorporated organization, Governmental Authority or other entity.
                 "PRE-CLOSING PERIOD" shall have the meaning set forth in
Section 7.7 hereof.
                 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
                 "SELLER INDEMNIFIED PARTY" shall have the meaning set forth in
Section 7.4 hereof.
                 "SELLERS' REPRESENTATIVE" shall have the meaning set forth in
Section 1.5 hereof.
                 "SELLERS" shall have the meaning set forth in the preamble. "SELLERS' AFFILIATES" shall have the meaning set forth in
Section 3.22 hereof.
                 "SELLERS' THRESHOLD AMOUNT" shall have the meaning set forth in Section 7.5(a) hereof.
                 "SHARES" shall mean the [    ] Common Shares issued and
outstanding as of the Closing.

                 "STRADDLE PERIOD" shall have the meaning set forth in Section
7.7 hereof.
                 "TAX CLOSING DATE" shall mean the date on which the Closing occurs.
                 "TAX RETURN" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.
                 "TAXES" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign Governmental Authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, capital stock, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.
                 "THIRD PARTY CLAIM" shall have the meaning set forth in
Section 7.8(b) hereof.
                 "TRANSFER TAXES" shall have the meaning set forth in Section 5.1(a) hereof.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on the day and year first above written.

                                 PARAMOUNT COMMUNICATIONS SYSTEMS, INC.


                                 By:
                                    --------------------------------
                                    Name:
                                    Title:


                                 THE SELLERS:




                                 -----------------------------------
                                 [Seller name]



                                 -----------------------------------
                                 [Seller name]



                                 -----------------------------------
                                 [Seller name]



                                 -----------------------------------
                                 [Seller name]



                                 -----------------------------------
                                 [Seller name]



                                 -----------------------------------
                                 [Seller name]

                                   ---------------------------------
                                   [Seller name]



                                   ---------------------------------
                                   [Seller name]



                                   ---------------------------------
                                   [Seller name]



                                   ---------------------------------
                                   [Seller name]



                                   ---------------------------------
                                   [Seller]


                                   By:
                                      ------------------------------
                                   Name:
                                   Title:



                                   THE BUYER

                                   PHONETEL TECHNOLOGIES, INC.


                                   By:
                                      ------------------------------
                                   Name:
                                   Title:       Chairman and CEO

                               AMENDMENT NO. 1
                                     TO
                          SHARE PURCHASE AGREEMENT
                                    AMONG
                          PHONETEL TECHNOLOGIES, INC.
                   PARAMOUNT COMMUNICATIONS SYSTEMS, INC.
                                     AND
                         THE SHAREHOLDERS OF PARAMOUNT
                          COMMUNICATIONS SYSTEMS, INC.

                 Amendment No. 1, dated as of January 4, 1996 ("Amendment No. 1"), to the Share Purchase Agreement, dated as of November 16, 1995 (the "Original Agreement"), among PhoneTel Technologies, Inc., an Ohio corporation ("Buyer"), Paramount Communications Systems, Inc., a Florida corporation ("Seller"), and the shareholders of Seller (collectively with Seller, the "Sellers").

                 Buyer and Sellers entered into the Original Agreement on November 16, 1995. Buyer and Sellers desire to amend the Original Agreement to make the changes set forth below.

                 NOW THEREFORE, in consideration of the Agreements herein set forth and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer and Sellers covenant and agree as follows:

         1. The Closing as defined in Section 1.6 of the Original Agreement shall be on or prior to January 31, 1996, as may be mutually agreed by Buyer and Sellers, and the term "Closing Date", as defined and used in the Agreement, shall be amended to mean the date the Closing actually takes place

         2. In Section 5.11 of the Original Agreement "December 31, 1995" is deleted and replaced with "Closing Date".

         3. Section 8.2(a) of the Original Agreement is hereby amended to add the following language at the end of such Section:

                          ", and, from and after the Closing Date, Buyer may assign its rights hereunder to any party providing financing to Buyer."

         4. Except as herein amended, all terms, provisions and conditions of the Original Agreement, all Exhibits and Schedules thereto and all documents executed in connection therewith shall continue in full force and effect and remain enforceable in accordance with their terms.

         5. This Amendment No. 1 may be executed in any number of identical counterparts, each of which shall for all purposes be deemed an original and all of which constitute, collectively, one agreement.

         6. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date and year first above written.

                          PHONETEL TECHNOLOGIES, INC.


                          By:_____________________________________
                             Name: PETER GRAF
                             Title: CHAIRMAN AND CEO


                          PARAMOUNT COMMUNICATIONS SYSTEMS, INC.


                          By:_____________________________________
                             Name: ALBERT J. MINIACI
                             Title: PRESIDENT


                          SELLERS:

                          FRANK MINIACI REVOCABLE
                          LIVING TRUST, FRANK MINIACI,
                          TRUSTEE


                          ALBERT J. MINIACI IRREVOCABLE
                          TRUST, ROSE MINIACI, TRUSTEE


                          DOMINICK F. MINIACI IRREVO-
                          CABLE TRUST, ROSE MINIACI,
                          TRUSTEE

                          DOMINICK F. MINIACI TRUST,
                          DOMINICK MINIACI, TRUSTEE


                          By: __________________________
                              DONMINCK F. MINIACI
                              as Seller's Reprensentative


                          ______________________________
                          ALBERT J. MINIACI

                          TIME EXTENSION AGREEMENT

                                     FOR

                        THE SHARE PURCHASE AGREEMENT
                                    AMONG
                         PHONETEL TECHNOLOGIES, INC.
                   PARAMOUNT COMMUNICATIONS SYSTEMS, INC.
                                     AND
                         THE SHAREHOLDERS OF PARAMOUNT
                          COMMUNICATIONS SYSTEMS, INC.

                                      AND

                     TERMINATION OF THE ESCROW AGREEMENT
                                    AMONG
                             STUART & WALKER, P.A.
                          PHONETEL TECHNOLOGIES, INC.
                   PARAMOUNT COMMUNICATIONS SYSTEMS, INC.
                                     AND
                         THE SHAREHOLDERS OF PARAMOUNT
                          COMMUNICATIONS SYSTEMS, INC.

Time Extension Agreement, dated as of March 1, 1996 ("Extension Agreement"), respecting the Share Purchase Agreement, dated as of November 16, 1995, as amended as of January 12, 1996 (the "Original Agreement"), among PhoneTel Technologies, Inc., an Ohio corporation ("Parent"), Paramount Communications Systems, Inc., a Florida corporation ("Seller"), and the shareholders of the Seller (collectively with Seller, the "Sellers"), and Termination of the Escrow Agreement, dated as of November 16, 1995, as amended as of February 29, 1996, (the "Escrow Agreement"), among Stuart and Walker, P.A. (the "Escrow Agent"), Parent and Sellers.

Parent and Sellers desire to extend the effectiveness of all agreements and documents in connection with the Original Agreement. Parent, Sellers and the Escrow Agent desire to terminate all provisions of the Escrow Agreement.

NOW THEREFORE, in consideration of the agreements herein set forth and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parent, Sellers and, with regard to the Escrow Agreement, the Escrow Agent covenant and agree as follows:

                                       2.

The Original Agreement, all exhibits and schedules thereto and all documents executed in connection therewith shall exist in the exact form as previously executed, except as provided in this Extension Agreement. Any reference to the Original Agreement in any exhibit or schedule to the Original Agreement or in any document executed in connection therewith shall be deemed to incorporate this Extension Agreement.

                                       3.

The effective dates of documents and agreements executed in connection with the Original Agreement which have expired are hereby extended until 5 p.m. New York City time on March 15, 1996.

                                       4.

All terms, provisions and conditions of the Original Agreement, all exhibits and schedules thereto and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms until 5 p.m. New York City time on March 15, 1996.

                                       5.

The Closing as defined in Section 1.6 of the Original Agreement shall be on or before March 15, 1996 and the term "Closing Date" as defined and used in the Original Agreement, shall be deemed to mean March 15, 1996 for all purposes relating to accounting and purchase price adjustments, irrespective of whether March 15, 1996 is the actual Closing Date.

                                       6.

Section 1.2(a) of the Original Agreement, which defines Consideration, is hereby deleted and replaced in its entirety with the following:



                                        1.2(a) (i)$10,150,000 less $625,000
(the "Closing Payment"), subject to adjustments as provided in subsection (ii) below, paid either by bank check, cashier's check or wire transfer of immediately available funds, (ii) 8,333 shares of Parent's 14% Convertible Preferred Stock, no par value, $60 stated value; and (iii) warrants to purchase 179,996 shares of Parent's Common Stock at an initial exercise price of $.01.

                                       7.

Section 1.3(a) of the Original Agreement, which defines a Closing Price Adjustment, is hereby deleted and replaced in its entirety with the following:

        1.3(a) If the number of PCS Phones as of the Closing Date is greater than the PCS Phones Amount, the Consideration shall be increased by the product obtained by multiplying $4000 by the excess of (i) the number of PCS Phones as of the Closing Date over (ii) the PCS Phones Amount.
                                       8.

Section 1.3(d) of the Original Agreement, which defines a Closing Price Adjustment, is hereby deleted and replaced in its entirety with the following:

1.3(d) The Consideration shall be reduced by the amount of all severance pay for the termination of any employees of PCS terminated by PCS within three business days after the Closing, consistent with past practice of PCS. Buyer shall notify Seller's Representative of the employees to be terminated within three business days after the Closing.

                                       9.

Parent hereby agrees to reimburse Dominick Miniaci for the amount of reasonable expenses incurred by him as Sellers' Representative for trips to New York on February 29, 1996 and March 13, 1996 in relation to the Closing.

                                      10.

Parent hereby agrees to reimburse Jeff Passman the amount of reasonable expenses to be incurred by him for a proposed trip to Las Vegas in April 1996 in relation to an APCC show and convention.

                                      11.

Sections 1.2(a)(iii) and 1.9 of the Original Agreement, referring to the Escrow Agreement and amounts contributed thereto, are hereby deleted from the Original Agreement.

                                      12.

Article IV of the Original Agreement is hereby amended by adding the following sections:

                                        4.6  SEC REPORTS.  Buyer has filed all
reports, statements, forms and documents with the Securities Exchange Commission ("SEC") that it was required to file since December 31, 1993 (the "SEC Reports"), all of which have complied in all material

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
respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act. As of their respective dates, each such report, statement, form or document, including without limitation any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                        4.7  NASD TRADING.  Buyer's Common
Stock is traded over the counter in the NASD's small capitalization market.

                                      13.

The Escrow Agreement is hereby terminated. Any amounts currently held in escrow shall be paid in accordance with the terms of the Escrow Agreement.

                                      14.

The proviso contained in Paragraph 4(ii) to Amendment No. 1, dated as of January 12, 1996, to the Original Agreement shall have no further force and effect.

                                      15.

Except as previously revised or herein amended, all terms, provisions and conditions of the Original Agreement, and all documents executed in connection therewith shall continue in full force and effect and remain enforceable in accordance with their terms.

                                      16.

This Extension Agreement may be executed in any number of identical counterparts, each of which shall for all purposes be deemed an original and all of which constitute, collectively, one agreement.

                                      17.

This Extension Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                                      18.

In the event of a conflict between the terms and conditions of the Original Agreement and the terms and conditions of this Extension Agreement, then the terms and conditions of this Extension Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Extension Agreement, effective as of the date and year first above written.

                          PHONETEL TECHNOLOGIES, INC.


                          By:_____________________________________
                             PETER GRAF
                             Chairman


                          PARAMOUNT COMMUNICATIONS
                          SYSTEMS, INC.


                          By:_____________________________________
                              ALBERT MINIACI
                              President


                          SELLERS


                          By:_____________________________
                             DOMINICK MINIACI
                             as Sellers' Representative


                          STUART & WALKER, P.A.


                          By:_____________________________
                             FRANK WALKER
                             Escrow Agent



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